Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Ivanhoe Electric Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)		Proposed Maximum Offering Price Per Share		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, $0.0001 par value per share	Rule 457(h)	1,507,617	(2)	$2.49	(3)	$3,753,966.33	$0.0000927	$347.99
Equity	Common Stock, $0.0001 par value per share	Rule 457(c) and Rule 457(h)	3,250,000	(4)	$7.97	(5)	$25,902,500.00	$0.0000927	$2,401.16
Total Offering Amounts							$29,656,466.33		-
Total Fee Offsets									-
Net Fee Due									$2,749.15

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s Common Stock that become issuable under the Ivanhoe Electric Inc. Equity Incentive Plan (the “Prior Plan”) and the Ivanhoe Electric Inc. 2022 Long Term Incentive Plan (the “2022 Plan”) by reason of any stock dividend, stock split, recapitalization or similar transaction effected without the Registrant’s receipt of consideration which would increase the number of outstanding shares of common stock.

(2)	Represents shares of Common Stock reserved for issuance upon the exercise of outstanding options granted under the Registrant’s Prior Plan. No further option grants will be made under the Prior Plan and any shares that (i) expire or terminate for any reason prior to exercise or settlement, (ii) are forfeited because of the failure to meet a contingency or condition required to vest such shares or are otherwise returned to the Registrant, or (iii) are reacquired, withheld (or not issued) to satisfy a tax withholding obligation in connection with an award or to satisfy the purchase price or exercise price of a stock award will become available for issuance pursuant to awards granted under the Registrant’s 2022 Plan. See footnote 4 below.

(3)	Represents the exercise price of outstanding options granted under the Registrant’s Prior Plan.

(4)	Represents shares of Common Stock reserved for issuance under the Registrant’s 2022 Plan. Pursuant to the terms of the 2022 Plan, any shares subject to outstanding stock options or other stock awards under the Prior Plan that (i) expire or terminate for any reason prior to exercise or settlement, (ii) are forfeited because of the failure to meet a contingency or condition required to vest such shares or are otherwise returned to the Registrant, or (iii) are reacquired, withheld (or not issued) to satisfy a tax withholding obligation in connection with an award or to satisfy the purchase price or exercise price of a stock award will become available for issuance pursuant to awards granted under the 2022 Plan. See footnote 2 above.

(5)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) and Rule 457(h) of the Securities Act. The proposed maximum offering price per share and the proposed maximum aggregate offering price are calculated based on the average of the high and low prices of the Registrant’s common stock as reported on NYSE American LLC on July 18, 2022.